EXHIBIT 99.1

Inuvo, Inc. Announces Preliminary Unaudited 2012 Revenue Increased 49% to $53.3 Million

NEW YORK, NY--(Marketwire - Jan 23, 2013) - Inuvo, Inc. (NYSE MKT: INUV) (the "Company" or "Inuvo"), an Internet company that develops and markets browser based consumer applications and manages networks of websites today announced that the Company's preliminary unaudited revenue for fiscal year 2012 was $53.3 million, up from $35.8 million in fiscal year 2011. Preliminary unaudited revenue for the fourth quarter of 2012 was $16.2 million, a nearly 5% increase over the $15.5 million in revenue reported in the third quarter of 2012.

"Product launches and a key acquisition fueled Inuvo's growth in revenue throughout 2012. We head into 2013 with a solid foundation," stated Richard Howe, Chief Executive Officer of Inuvo. "We will continue executing on plans put in place in 2012 and be persistent in our efforts to reduce our expenses."

The Company does not anticipate continuing to report preliminary unaudited revenue and will provide additional financial information when full-year 2012 financial results are available. Preliminary unaudited revenue includes financial results from the acquisition of Vertro from March 2012 forward, prior years do not include Vertro financial results.

About Inuvo, Inc.

Inuvo®, Inc. (NYSE MKT: INUV), an Internet Company that develops and markets browser based consumer applications and manages networks of websites today. To learn more about Inuvo, please visit www.inuvo.com.

Forward-looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of the Company's preliminary unaudited revenue for full year 2012 and Q4 2012.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to: the strategy, markets, synergies, costs, efficiencies, and other anticipated financial impacts of the proposed transaction; the combined company's plans, objectives, expectations, intentions with respect to future operations, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional key risks are described in the filings made by Inuvo with the U.S. Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2011 and most recent Form 10-Q.